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                                                                       EXHIBIT 5


                 [LETTERHEAD OF SHAW PITTMAN POTTS & TROWBRIDGE]



                                 April 21, 1999


Commercial Net Lease Realty, Inc.
400 East South Street, Suite 500
Orlando, Florida  32801

      RE:   FORM S-3 REGISTRATION STATEMENT

Ladies and Gentlemen:

      We have acted as counsel for Commercial Net Lease Realty, Inc., a Maryland corporation (the "Company"), in connection with a Registration Statement on Form S-3 which is being filed by the Company under the Securities Act of 1933, as amended (the "Registration Statement"). The Registration Statement registers 500,000 shares of the Common Stock of the Company, par value $ 0.01 per share (the "Shares"), issuable pursuant to the Commercial Net Lease Realty, Inc. Dividend Reinvestment Plan (the "Plan").

      In such capacity, we have reviewed the charter and by-laws of the Company, the Registration Statement, the Plan and the corporate action taken by the Company that provides for the issuance of the Shares.

      Based upon the foregoing, we are of the opinion that the Shares issuable pursuant to the Plan have been duly and validly authorized and, upon issuance and delivery thereof as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable.

      We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm and to our opinion in the Prospectus which is a part of the Registration Statement.

      We are, in this opinion, opining only on the law of the State of Maryland, the State of Florida and the federal law of the United States.

                       Very truly yours,

                       /s/ Shaw Pittman Potts & Trowbridge

                       SHAW PITTMAN POTTS & TROWBRIDGE